Contacts:	FOR IMMEDIATE RELEASE

Brookdale Senior Living Inc.

Francie Nagy, New York	1-212-515-4625;
Or Ross Roadman, Nashville	1-615-376-2412

Brookdale Closes $400 Million Senior Secured Credit Facility

Chicago, IL. November 16, 2006 – Brookdale Senior Living Inc. (NYSE: BKD) announced today that it amended and restated its credit facility with Lehman Brothers Inc., Goldman Sachs, Citigroup, LaSalle Bank and, additionally, Bank of America. The two-year facility has been increased to $400 million, consisting of a $320 million revolving loan facility (with a $70 million letter of credit sublimit) and a letter of credit facility of up to $80 million.

"This revised facility provides us with increased financial flexibility to support our growth," said Mark J. Schulte, Brookdale’s Co-Chief Executive Officer. "The dollar amount has been increased, the term has been increased to two years and, as a result of the increased letter of credit sublimit, we expect to free up cash currently restricted by lenders and lessors as well as reduce future cash postings in connection with proposed acquisitions or financings."

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States. The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. Currently the Company owns and operates independent living, assisted living, dementia-care facilities and continuing care retirement centers, with over 540 facilities in 35 states and the ability to serve over 51,000 residents.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to Brookdale’s ability to close acquisitions. Words such as "expect(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Brookdale can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Brookdale's expectations include, but are not limited to, whether conditions to the closing of acquisitions will not be satisfied and other risks detailed from time to time in Brookdale's SEC reports. Such forward-looking statements speak only as of the date of this press release. Brookdale expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For more information regarding Brookdale and to be added to our email distribution list, please visit http://www.brookdaleliving.com.